Exhibit 10.1
Non-Employee Director Compensation Policy
Amended June 2, 2021

Ionis Pharmaceuticals, Inc. (“Ionis”) values the contributions made by its Board of Directors.  In recognition of these valuable contributions, Ionis will provide each non-employee Director with the compensation described in this policy.

Cash Compensation

Each non-employee Director will receive cash compensation based on his or her role on the Board and Board committees as follows:

Role	Cash Compensation
Board Member (base retainer)	$60,000	(1)
Non-Executive Chairman of the Board (additional)	$40,000
Independent Lead Director (additional)	$40,000
Committee Chair (additional): -Audit -Compliance -Compensation -Finance -Nominating, Governance and Review -Science/Medical	$24,000 $20,000 $20,000 $20,000 $20,000 $20,000
Committee Member (additional): -Audit -Compliance -Compensation -Finance -Nominating, Governance and Review -Science/Medical	$12,000 $10,000 $10,000 $10,000 $10,000 $10,000

(1)
Before March 31, 2024 this annual base cash retainer for each non-employee Director (not including fees for Non-Executive Chair, Independent Lead Director, Committee Chair or Committee Member) is limited to a maximum of $70,000 per year.

Equity Compensation

Each non-employee Director will receive an initial stock option award and restricted stock unit award upon joining the Board and an annual stock option award and restricted stock unit award for each year of continued service as follows (subject to the aggregate grant date value limit described below):

Type of Grant	Number of Shares*
Initial Stock Option Grant	24,000
Initial Restricted Stock Unit Grant	10,667
Annual Stock Option Grant	12,000
Annual Restricted Stock Unit Grant	5,333

*These equity awards are to be automatically granted pursuant to the terms of the Ionis Pharmaceuticals, Inc. Amended and Restated 2002 Non-Employee Directors Stock Option Plan as approved by our stockholders on June 4, 2020 (the “NED Plan”).  Notwithstanding the terms of the NED Plan, (1) the Compensation Committee, with input from its independent consultant, may reduce the number of shares to be automatically issued on a grant date for each such award so that the awards granted have an aggregate grant date fair value (as determined in accordance with FASB Topic ASC 718 or its successor) that is aligned with the set of peer companies the Compensation Committee uses to evaluate compensation, and (2) the initial equity awards for new directors will be adjusted downward such that they are 1.5X the annual equity awards for any given year.

The exercise price of each stock option will be the Fair Market Value (as defined in the NED Plan) of Ionis’ common stock on the date of grant.

As set forth in the NED Plan, initial grants vest on the annual anniversary of the date of grant and annual grants vest on either (1) the annual anniversary of the date of grant, or (2) the next regularly scheduled annual meeting of stockholders, whichever occurs earlier.

While serving on the Board, each non-employee Director may not sell Ionis shares obtained pursuant to vesting of restricted stock unit awards if selling such shares would reduce the shares owned by such non-employee Director (not including stock options or unvested restricted stock units) below an amount that is equal to four times his or her annual base cash retainer.

Review of Non-Employee Director Compensation Policy

This policy will be reviewed annually by Ionis’ Compensation Committee and Board of Directors.

On at least an annual basis, Ionis will retain an independent consultant to (1) advise the Compensation Committee on recent developments and best practices concerning director compensation, and (2) compare Ionis’ director compensation levels, policies, practices, and procedures to a set of peer companies selected by the Compensation Committee with input from the independent consultant.

Ionis reserves the right to amend this compensation policy at any time so long as the issuance of the equity awards comply with the terms of the NED Plan or any successor thereto.